UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 588-1960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Novartis AV-380 Inventory Reimbursement

As previously disclosed, on August 13, 2015 (the “Effective Date”), AVEO Pharmaceuticals, Inc. (“AVEO”), entered into a License Agreement (the “License Agreement”) with Novartis International Pharmaceutical Ltd., a Bermuda corporation (“Novartis”). Under the License Agreement, AVEO granted to Novartis the exclusive right to develop and commercialize worldwide AVEO’s proprietary antibody AV-380 and related AVEO antibodies that bind to Growth Differentiation Factor 15 (GDF15) for the treatment and prevention of diseases and other conditions in all indications in humans.

Under the License Agreement, Novartis was granted the right to acquire AVEO’s inventory of clinical quality, AV-380 biological drug substance. On November 12, 2015, Novartis informed AVEO that it would exercise this right. Pursuant to the License Agreement, Novartis will reimburse AVEO $3.45 million for this existing inventory.

In addition to the $3.45 million inventory reimbursement payment, AVEO previously disclosed that under the terms of the License Agreement, AVEO received an upfront payment of $15 million and is eligible to receive potential clinical, regulatory and sales-based milestone payments as well as tiered royalties on product sales, each assuming successful advancement of the product. Novartis has responsibility under the License Agreement for the development, manufacture and commercialization of the AVEO antibodies and any resulting approved therapeutic products.

The foregoing information regarding the License Agreement does not purport to be complete and is qualified in its entirety by the full text of the License Agreement, which AVEO filed with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: November 16, 2015

By:	/s/ Michael Bailey
Michael Bailey
President and Chief Executive Officer